Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: March 9, 2026

Williams’ Transco Commences Registered Exchange Offer for its 5.100% Senior Notes Due 2036 and 5.750% Senior Notes Due 2056

TULSA, Okla. – Transcontinental Gas Pipe Line Company, LLC (“Transco”), a wholly owned subsidiary of The Williams Companies, Inc. (“Williams”) (NYSE: WMB), announced today that it has commenced an offer to exchange any and all of its $1.0 billion in aggregate principal amount of outstanding 5.100 percent Senior Notes due 2036 (the “Original 2036 Notes”) and $700 million in aggregate principal amount of outstanding 5.750 percent Senior Notes due 2056 (the “Original 2056 Notes” and, together with the Original 2036 Notes, the “Original Notes”) for an equal amount of the applicable series of its registered 5.100 percent Senior Notes due 2036 (the “2036 Exchange Notes”) and 5.750 percent Senior Notes due 2056 (the “2056 Exchange Notes” and, together with the 2036 Exchange Notes, the “Exchange Notes”).

The terms of the Exchange Notes are identical in all material respects to those of the applicable series of the Original Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended, and the transfer restrictions, restrictive legends, registration rights and additional interest provisions relating to the Original Notes do not apply to the Exchange Notes. The purpose of the Exchange Offer is to fulfill Transco’s obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. Transco will not receive any proceeds from the exchange offer.

The exchange offer will expire at 5:00 p.m. Eastern Time on April 6, 2026, unless extended (such date and time, as may be extended, the “Expiration Date”). The settlement date for the exchange offer will occur promptly following the Expiration Date. The terms of the exchange offer and other information relating to Transco and the Exchange Notes are set forth in a prospectus dated March 9, 2026, a copy of which has been filed with the Securities and Exchange Commission. Transco has not authorized any person to provide information other than as set forth in the prospectus.

Copies of the prospectus and the transmittal letter governing the exchange offer can be obtained from the exchange agent, The Bank of New York Mellon Trust Company, N.A., by calling (412) 236-4893, by writing via regular or certified mail, or overnight courier, to The Bank of New York Mellon, Attn: Corporate Trust Reorg — Sanela Sadikovic, 500 Ross Street, Suite 625, Pittsburgh, PA 15262, or by emailing ct_reorg_unit_inquiries@bny.com.

This press release is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy any security. The exchange offer is being made solely pursuant to the prospectus dated March 9, 2026, including any supplements thereto, and only to such persons and in such jurisdictions as is permitted under applicable law.

About Williams

Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably and responsibly meeting growing energy demand. Willaims uses its infrastructure to deliver one third of the nation’s natural gas to where it’s needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, Williams has been driven by a passion for doing things the right way. Today, Williams’ team of problem solvers is leading the charge into the clean energy future.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Transco believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Transco’s annual and quarterly reports filed with the Securities and Exchange Commission.

MEDIA:

media@williams.com

(800) 945-8723

INVESTOR CONTACTS:

Danilo Juvane

(918) 573-5075

Caroline Sardella

(918) 230-9992

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